Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and among

GENIUS PRODUCTS, INC.

A Delaware corporation,

And

Klaus Moeller, an Individual

Dated as of December 31, 2005

1

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Certain Defined Terms	1
1.2	Other Defined Terms	4

ARTICLE II	PURCHASE AND SALE OF ASSETS	5

2.1	Purchase of Assets	5
2.2	Purchase Price and Payment	5
2.3	Inventory / Additional Purchase Price	5
2.4	Full Possession	5
2.5	No Assignment in Certain Circumstances	6

ARTICLE III	CLOSING	6

3.1	Closing	6
3.2	Seller’s Obligations at Closing	6
3.3	Buyer’s Obligations at Closing	6

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER	7

4.1	Organization, Standing and Power	8
4.2	Authorization	8
4.3	Title to Assets	9
4.4	Intellectual Property	9
4.5	Purchase for Own Account	9

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	9

5.1	Organization	9
5.2	Authorization	9
5.3	Non-Contravention	10
5.4	Disclosure	10
5.5	Litigation	10
5.6	Insurance	10
5.7	Quality Control	11
5.8	Defaults and Remedies	11

i

ARTICLE VI	CERTAIN COVENANTS	12

6.1	Access to Information	12
6.2	Conduct of Business Subsequent to Closing	13
6.3	Authorizations	13
6.4	Bulk Sales Compliance	14
6.5	Customer Notification	14
6.6	Notification	14
6.7	Domain Names	14

ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF BUYER	15

7.1	Accuracy of Representations and Warranties	15
7.2	Performance	15
7.3	HSR Act	15
7.4	Related Agreements	15
7.5	Absence of Governmental Orders	15

ARTICLE VIII	CONDITIONS TO THE OBLIGATIONS OF SELLER	15

8.1	Accuracy of Representations and Warranties	15
8.2	Performance	16
8.3	HSR Act	16
8.4	Related Agreements	16
8.5	Closing Certificates	16
8.6	Absence of Governmental Orders	16
8.7	Other Approvals	16
8.8	Board Approval	16

ARTICLE IX	INDEMNIFICATION	16

9.1	Survival	16
9.2	Indemnification by Seller	17
9.3	Indemnification by Buyer	17
9.4	General Indemnification Provisions	17

ARTICLE X	TAX MATTERS	19

10.1	Allocation of Purchase Price	19
10.2	Taxes Relating to Transactions Contemplated by This Agreement	20

ARTICLE XI	GENERAL PROVISIONS	20

11.1	Fees and Expenses	20
11.2	Notices	20

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11.3	Disclosure Schedule	21
11.4	Interpretation	21
11.5	Severability	21
11.6	No Third Party Beneficiaries	21
11.7	Amendment, Other Remedies and Waiver	21
11.8	Further Assurances	22
11.9	Mutual Drafting	22
11.10	Governing Law; Consent to Jurisdiction	22
11.11	Counterparts	23
11.12	Public Announcements	23
11.13	Entire Agreement	23

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of December 31, 2005, by and among Genius Products, Inc., a Delaware corporation (hereinafter referred to as “Seller”) and Klaus Moeller, an individual (hereinafter referred to as “Buyer”).

RECITALS

WHEREAS, Seller is a fully integrated entertainment, production and distribution company which creates and sells audio and video products for retail sale to consumers (the “Business”); and

WHEREAS, The parties desire to enter into an arrangement whereby Seller shall sell and cause to be transferred to Buyer, and Buyer shall purchase and accept the transfer from Seller of certain assets and properties of Seller used primarily in the Business and the parties shall enter into a long-term distribution agreement with respect to such assets.

WHEREAS, Buyer may wish to assign Buyer’s rights and obligations under this Asset Purchase Agreement to a corporation or LLC to be formed by Buyer in the next 30 days.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, audit, assessment, or arbitration, or any other request (including any request for information), proceeding or investigation, by or before any Governmental Authority or any nongovernmental arbitration, mediation or other non-judicial dispute resolution body.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

“Agreement Date” means December 29, 2005.

“Assets” has the meaning specified in Section 2.1.

“Business” has the meaning specified in the Recitals to this Agreement.

“Buyer” means Klaus Moeller, an individual.

“Bylaws” means a corporation’s bylaws, code of regulations or equivalent documents.

“Charter” means a corporation’s articles of incorporation, articles of organization, certificate of incorporation or equivalent organizational documents.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific Section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof delivered to Buyer by Seller, attached hereto and incorporated herein as Exhibit D.

“Domain Names” has the meaning specified in Section 6.8.

“Encumbrance” means any interest (including any security interest), pledge, mortgage, lien (including environmental liens), charge, claim (including any adverse claim) or other right of third Persons, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect on the date of this Agreement.

“Governmental Authority” means any international, national, federal, state, territorial or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official, arbitrator or arbitral body.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination, award, citation or notice of violation entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning specified in Section 9.4.

“Indemnitor” has the meaning specified in Section 9.4.

“Intellectual Property” means (i) the trademarks set forth in the Disclosure Schedule including all applications, registrations or other rights to such trademarks acquired by usage; (ii) the internet domain name in Universal Resource Locator form set forth in the Disclosure Schedule; (iii) all copyrights set forth in the Disclosure Schedule; (iv) all agreements set forth in the Disclosure Schedule; and (v) all Masters set forth in the Disclosure Schedule.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any law, rule, regulation, Action, Governmental Order, and those arising under any contract, agreement, commitment or undertaking.

“Liens” shall mean all liens, pledges, charges, claims, security interests or other encumbrances.

“Losses” has the meaning specified in Section 9.3.

“Material Adverse Effect” has the meaning specified in the introduction to Article IV.

“Online” as provided for herein includes any means or platforms for distribution of digital information via the Internet and/or wireless technologies now known or hereinafter developed.

“Person” shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

“Promissory Note” has the meaning specified in Section 3.3.

“Purchase Price” has the meaning specified in Section 2.2.

“Security Agreement” has the meaning specified in Section 2.6.

“Seller” means Genius Products, Inc., a Delaware corporation.

“Seller Indemnification Obligation” has the meaning specified in Section 9.2.

“Seller Indemnified Parties” has the meaning specified in Section 9.2.

“Seller Loss” has the meaning specified in Section 9.3.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto and any obligations under any tax sharing, tax allocation or similar agreements to which Seller is a party, whether disputed or not, including liability therefor as a transferee or successor-in-interest.

“Tax Claims” means any claim arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement related to Taxes.

“Third Party Claims” has the meaning specified in Section 9.4(b).

“Transfer Form” has the meaning specified in Section 6.8.

1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase of Assets and Assumption of Obligations.

(a) Purchase of Assets. Upon the terms and subject to the conditions herein set forth, in reliance upon the representations and warranties contained herein and in consideration of the payment of the Purchase Price, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the rights, title, interests and obligations of Seller in and to the assets specified in the Disclosure Schedule attached hereto as Exhibit D (the “Assets”).

(b) Assumption of Obligations. Buyer hereby assumes any and all obligations for royalties, advances, reporting requirements, and all other obligations of any kind arising out of or in connection with all talent agreements, producer agreements, and any and all other agreements relating to the Assets transferred pursuant to this Agreement, and due after the signing of this Agreement .

(c) Except as set forth on Disclosure Schedule, Seller at the Closing shall sell, transfer, deliver and assign the Assets to Buyer free and clear of all Encumbrances. Nothing shall be construed to prevent Seller from distributing, creating, promoting or otherwise exploiting audio and/or audiovisual recordings and/or productions of any kind, including those owned or controlled by Seller or any other person or entity, whether or not competitive with any Assets transferred to Buyer hereunder and Seller will continue to produce certain Assets related to children’s products under different trademarks and/or service marks and/or brands.

2.2 Purchase Price and Payment. Upon the terms and subject to the conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer of the Assets, Buyer shall pay to Seller an aggregate of Three Million Dollars ($3,000,000.00) (the “Purchase Price”), which shall be payable in the form and at the time designated in Section 3.3 hereof. The Purchase Price shall be allocated in accordance with Section 10.1.

2.3 Inventory / Additional Purchase Price. [Intentionally left blank]

2.4 Full Possession. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall put Buyer into full and actual possession, enjoyment and operating control of the Assets. The sale of the Assets contemplated hereby shall be effected by instruments of conveyance, transfer and assignment as Buyer may reasonably request that are necessary to vest in Buyer all of the rights, title and interests of Seller in the Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers, and the satisfaction or termination of any required waiting periods under any applicable law, to such sale of the Assets, to put Buyer in full and actual possession, enjoyment and operating control of the Assets. Notwithstanding anything to the contrary, Seller shall be entitled to make duplicate copies of all Masters and Artwork and to hold such copies pending full payment of the Promissory Note. If Buyer defaults hereunder or under the Promissory Note, then Seller can elect to use such Masters in the creation and sale of new audio and/or audiovisual products and all the rights to the Assets revert back to Seller.

2.5 No Assignment in Certain Circumstances. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver (i) any right or interest in any member, user or customer list or customer information of Seller used in connection with the Business or otherwise, other than as set forth in Section 6.6 hereof or (ii) any interest not listed in the Disclosure Schedule, including, but not limited to, any assets, property, intellectual property, URL, trademarks, copyrights, instrument, commitment, contract, lease, permit or other agreement or arrangement.

ARTICLE III

PAYMENT AND CLOSING

3.1 Closing. The consummation of the purchase and sale of the Assets (the “Closing”) shall take place at the offices of Genius Products, Inc., located at 740 Lomas Santa Fe, Suite 210, Solana Beach, CA 92075, at 9 p.m., local time, on December 31, 2005. The consummation of such transactions is herein collectively referred to as the “Closing”. The date and time of the Closing are sometimes referred to herein as the “Closing Date”.

3.2 Seller’s Obligations at Closing. At the Closing or within 30 days of Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) All bills of sale and other instruments of conveyance, transfer and assignment and agreements as Buyer may reasonably request, including assignments in connection with the Intellectual Property, that are necessary to vest in Buyer all of the rights, title and interests of Seller in the Assets, free and clear of all Encumbrances, and to reflect the allocation provided for in Section 10.1;

(b) Such officers’ certificates certifying as to compliance with the conditions set forth in Article VII as may be reasonably required by Buyer; and

3.3 Buyer’s Payment Obligations on Signing and at Closing. Contemporaneously with the signing of this Agreement, Buyer shall (i) pay Seller in the form of Cashiers or certified check a nonrefundable and non-recoupable amount of Two Hundred and Fifty Thousand U.S Dollars ($250,000) (“First Payment”), (ii) sign and deliver to Seller a promissory note in the amount of Seven Hundred and Fifty Thousand Dollar ($750,000.00) which is a full-recourse promissory note of Buyer as well as a security agreement securing payment of the promissory note and stock certificates securing the promissory note as set forth in the promissory note, (iii) sign and deliver a second promissory note in the amount of Two Million Dollar ($2,000,000.00) which is a full-recourse promissory note of Buyer in the form attached hereto as Exhibit A, which promissory note shall be due and payable, in full, sixty (60) months after the Closing or as otherwise specified herein or in such promissory note (the “Promissory Note”), (iv) sign and deliver the Security Agreements securing payment of the Promissory Note and attached hereto as Exhibit B; . In addition, within 30 days of Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) The Purchase Price (less the First Payment), in the form of a Cashiers or Certified Check in the Amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00) and

(b) Such officers’ certificates certifying as to compliance with the conditions set forth in Article VIII as may be reasonably requested by Seller;

(c) A California resale certificate pursuant to Sections 6091 et. seq. of the California Revenue and Taxation Code and any other resale certificate reasonably required by Seller;

(d) ; and

(e) Execution of the Distribution Agreement attached hereto as Exhibit C (“Distribution Agreement”). The parties expressly agree that the Distribution Agreement shall provide, in addition to Seller’s distribution fee of twenty percent (20%) of “Net Sales,” that an additional twenty percent (20%) of all “Net Sales” under the Distribution Agreement shall be retained by Seller in order to satisfy the obligations of the Promissory Note. If, at the end of five (5) years after the Signing of this Agreement, there is still an outstanding principal amount or accrued interest unpaid on the Promissory Note, then Buyer and any and all guarantors shall immediately pay the outstanding principal amount and accrued interest on the Promissory Note; provided, however, that if upon the expiration of the “Term” of the Distribution Agreement the Promissory Note and all accrued interest have not been paid in full, and there have not been at least $7.5 million of “Net Sales” during the “Term” (through no fault of Buyer), then the Purchase Price and Promissory Note shall be reduced by an amount equal to twenty percent (20%) of the difference between $7.5 million and actual Net Sales during the “Term” (as “Term” and “Net Sales” are defined in the Distribution Agreement). Notwithstanding anything herein to the contrary, the foregoing provision shall be subject to Buyer’s full compliance with paragraph 5.7 of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

The sale of the Assets to Buyer pursuant to this Agreement shall, except as otherwise expressly provided in this Agreement, be without any representations or warranties of any kind or nature, express or implied, as to the title to, or the condition, value or quality of, the Assets and, except as otherwise expressly provided in this Article

V of this Agreement, Seller SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement. Whenever the term “Material Adverse Effect” appears in this Agreement, it means a material adverse effect on the operations, results of operations or condition (financial or otherwise) of the Business, taken as a whole or on the ability of Parent or Seller to perform their obligations under this Agreement and the agreements contemplated hereby.

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority and is duly qualified to own its assets and properties and to conduct its business as and where it is being conducted, including, in the case of Seller, to own the Assets owned by it.

4.2 Authorization.

(a) Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement, the Security Agreement and the Promissory Note has been duly executed and delivered by Seller. Each of this Agreement, the Security Agreement and the Promissory Note constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b) Except as set forth in Disclosure Schedule, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, the absence of which would, either individually or in the aggregate, have a Material Adverse Effect, is or has been or will be required on the part of Seller or any Affiliates in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder or the consummation by Seller of the transactions contemplated hereby.

4.3 Title to Assets. Except as set forth in Disclosure Schedule, Seller has good and marketable title to the Assets, free and clear of all Encumbrances, and, at the Closing, Buyer shall acquire good and marketable title to the Assets, free and clear of all Encumbrances. Except as set forth on Disclosure Schedule, none of the Assets is subject to any Encumbrance, and there is no action, suit or proceeding pending or to Seller’s knowledge threatened against Seller that questions Seller’s title to any of the Assets nor is Seller aware that there is any basis for the foregoing.

4.4 Intellectual Property. Seller owns (or has the right to use pursuant to a valid license, sublicense or other agreement) the Intellectual Property. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder; provided, however, the parties understand and agree that the transfer of the Internet domain name in Universal Resource Locator form set forth in Disclosure Schedule may not occur immediately subsequent to the Closing and that Seller shall use its best efforts to secure such transfer as soon as reasonably practicable after the Closing.

4.5 Purchase for Own Account. The Promissory Note to be received by Seller pursuant to this Agreement is being and will be acquired for its own account and with no intention of distributing or reselling such Promissory Note or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or the securities or “blue sky” laws of any state or foreign jurisdiction, without prejudice, however, to the rights of Seller at all times to sell or to otherwise dispose of all or any part of such Promissory Note.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization. Buyer is either an individual or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full power and authority and is duly qualified to conduct its business as and where it is being conducted, and to enter into this Agreement and perform all of its obligations hereunder.]

5.2 Authorization.

(a) [Except as set forth in the Disclosure Schedule, Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.]

(b) Except as set forth in the Disclosure Schedule, no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, the absence of which would have a Material Adverse Effect on the operations, results of operations or condition (financial or otherwise) of Buyer or the ability of Buyer to perform its obligations under this Agreement and the Agreements contemplated hereby is or has been or will be required on the part of Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby.

5.3 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Charter or Bylaws of Buyer, (b) any law, statute, rule, regulation, qualification or Governmental Order to which Buyer or any of its assets are bound or subject, or (c) any material agreement, indenture, undertaking, permit, license or other instrument to which Buyer is a party or by which any of its properties may be bound or affected other than as set forth in the Disclosure Schedule.

5.4 Disclosure. No representations or warranties by Buyer, singly or collectively, in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer or any of its Affiliates to Seller or any Affiliate thereof pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain or will contain any untrue statement or material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.

5.5 Litigation. Except as disclosed in writing to Seller, there is no action, suit, or proceeding pending or, to the Buyer’s knowledge threatened against Buyer that questions the validity of this Agreement or the right of Buyer to enter into this Agreement or to consummate the transactions contemplated hereby or that might result either individually or in the aggregate in a Material Adverse Effect on the operations, results of operations or condition (financial or otherwise) of Buyer or on the ability of Buyer to perform its obligations under this Agreement and the agreements contemplated hereby, nor is Buyer aware that there is a basis for the foregoing.

5.6 Insurance. Within 30 days hereof, Buyer will have in full force and effect fire, casualty, liability, product liability, burglary, fidelity, workers’ compensation, life, vehicular and other forms of insurance policies, with extended coverage, sufficient in nature and in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, to permit it to operate Buyer’s business and to own the Assets and to insure against all risks and Liabilities to an extent and in a manner customarily insured against by Persons operating comparable properties, assets or businesses in the same geographic locations.

5.7 Quality Control. Buyer acknowledges and agrees that all products manufactured from the Assets transferred herein, whether current or new products, shall be of superior quality in material, content and workmanship, shall be manufactured pursuant to the terms of the Distribution Agreement, and shall be suitable for distribution and sale pursuant to the Distribution Agreement. Buyer acknowledges that inferior quality in material, content or workmanship will substantially harm the goodwill which Seller has established. Buyer represents, warrants and agrees that all products manufactured by Buyer will be of superior quality, merchantable, fit for the purposes for which intended, and will meet or exceed the quality of like products manufactured and/or distributed by Seller.

For purposes of this Section 5.7, “products” shall be referred to as products identified pursuant to Section 1.1(n) of the Distribution Agreement and that all products shall be manufactured pursuant to the terms of said Distribution Agreement and be suitable for resale pursuant to the Distribution Agreement. Any breach of the Quality Control provisions of Section 1.1(n) of the Distribution Agreement shall be a material breach of this Section 5.7. This Section 5.7 is of the essence of this Agreement, and any breach hereof by Buyer shall constitute a material breach of this Agreement by Buyer.

5.8 Defaults and Remedies. Buyer will not allow the occurrence of an Event of Default and shall comply with all the terms of this Agreement. An “Event of Default” shall mean the occurrence of one or more of the following described events: (a) the Buyer shall default in the payment when due of principal or of interest on the Promissory Note whether at maturity or otherwise which is not cured within five (5) days after written notice from Seller of such breach; (b) material breach by the Buyer of its representations and warranties which is not cured within thirty (30) days after written notice from Seller of such breach; (c) failure by the Buyer to comply with any of its other agreements referenced in this Purchase Agreement or the Promissory Note for thirty (30) days after written notice from Seller of such failure; (d) until the payment in full of the Promissory Note, default by the Buyer under any agreement or instrument under which there may be issued or evidenced any financing with an aggregate outstanding principal amount of at least Two Hundred Thousand Dollars ($200,000.00) USD, which default continues for at least thirty (30) days, whether such financing now exists, or is created after the Closing Date; (e) until the payment in full of the Promissory Note, failure by the Buyer to pay final judgments aggregating in excess of Two Hundred Thousand Dollars ($200,000.00) USD which judgments are not paid, discharged or stayed for a period of thirty (30) days after such judgment; (f) until the payment in full of the Promissory Note, a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Buyer or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) days; or (g) until the payment in full of the Promissory Note, the Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Buyer or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

If any Event of Default occurs and is continuing, Seller may declare all of the Promissory Note to be due and payable immediately by written notice to the Buyer. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in clauses (f) and (g) above, the Promissory Note will become due and payable immediately without further action or notice. Seller may waive any existing Event of Default and its consequences under the Purchase Agreement and the Promissory Note or rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all other existing Events of Default have been cured or waived. In addition thereto, Seller may immediately commence manufacture and sale of audio and video products from the duplicate Masters previously retained by Seller, and in such event Seller shall retain the sole and exclusive right to manufacture, sell, distribute and/or otherwise exploit the Masters, the Assets and all products derived therefrom, and all rights therein and thereto, throughout the world in perpetuity without any obligations to Buyer whatsoever.

If any Event of Default occurs and is continuing, Buyer agrees that any and all rights to the Assets transferred hereunder immediately revert back to Seller, that Seller’s obligations pursuant to the Distribution Agreement terminate, and that Seller shall re-take possession as well as title to all Assets as well as any and all derivative works created therefrom. Seller may immediately exercise its powers as attorney-in-fact to correct the title and re-take possession to all Assets transferred to Buyer pursuant to the Asset Purchase Agreement.

ARTICLE VI

CERTAIN COVENANTS

6.1 Access to Information.

(a) From the date hereof until the Closing and subsequent to the Closing to the extent reasonably requested by Buyer, but subject to any confidentiality or other rights of third Persons, upon reasonable notice, Seller shall (a) afford the officers, employees and authorized agents and representatives of Buyer reasonable access during normal business hours to the offices, properties, personnel and books and records of Seller relating to the Assets and

(b) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the Assets (or legible copies thereof) as Buyer may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller. Without limiting the generality of the foregoing, Seller shall cooperate fully with Buyer’s investigation of the Assets and provide copies of such documents in its possession as Buyer may reasonably request to confirm the title to the Assets.

(b) Subsequent to the Closing to the extent reasonably requested by Seller and upon reasonable notice, Buyer shall afford the officers, employees and authorized agents and representatives of Seller reasonable access during normal business hours to the books, records, invoices and other documents relating to the Assets and as may from time to time be reasonably requested by Seller and to provide copies of such books, records, invoices and other documents relating to the Assets; provided, however, that such access shall not unreasonably interfere with any of the businesses or operations of Buyer.

6.2 Conduct of Business Subsequent to Closing. For a period of thirty (30) days after the Closing Date, except as required or permitted by this Agreement or otherwise consented to or approved by Buyer in writing, and except for any transactions which do not materially affect the Assets:

(a) Seller shall operate the Business only in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted, including without limitation, maintaining the warehouse for the inventory, maintaining and operating Seller’s website, and maintaining and paying all obligations under, all of Seller’s currently existing insurance policies during such thirty (30) day period. Seller shall use commercially reasonable efforts to (i) preserve the Business, including its relationships with customers and suppliers, and (ii) keep available to Buyer the services of the present employees, agents and independent contractors of the Business.

(b) With respect to the Assets, Seller shall not permit or allow any of the Assets to be subject to any additional Encumbrance or sell, transfer, lease or otherwise dispose of any such Assets, except in the ordinary course of business and consistent with past practice and as otherwise directed by Buyer.

6.3 Authorizations. Seller, as promptly as commercially practicable after the Agreement Date, shall (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all statutes, laws (including, without limitation, the HSR Act), rules and regulations applicable to it as may be required for it to consummate the transfer of the Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. Each party shall use commercially reasonable efforts to satisfy the conditions to Closing applicable to it in Articles VII and VIII as soon as commercially practicable.

6.4 Bulk Sales Compliance. Buyer will not seek to enforce compliance by Seller with the provisions of any bulk sales or transfer law or similar law of any jurisdiction in respect of the transactions contemplated by this Agreement. If by reason of any such applicable bulk sales law, any claims are asserted by creditors of Seller related to any Liabilities of Seller, such claims shall be the sole responsibility of Seller.

6.5 Customer Notification. Subject to the terms of Seller’s privacy policy as currently in effect or as hereafter may be amended, Seller shall use commercially reasonable efforts to notify Persons that have been customers of the Business that Buyer has acquired the Assets and to distribute other mailings (including email) to such customers on Buyer’s behalf to the extent that such customers have agreed to receive such mailings. Seller and Buyer shall mutually agree on the form and content of such notifications. In addition, if requested by Buyer, Seller shall use commercially reasonable efforts to redirect the Universal Resource Locator set forth in the Disclosure Schedule to a Universal Resource Locator specified by Buyer.

6.6 Notification. Seller shall give prompt notice to Buyer, and Buyer shall give prompt written notice to Seller, of (a) the occurrence, or failure to occur, of any known event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date through the Closing Date; or (b) any known failure of Seller or Buyer to comply with, perform or satisfy in any material respect any covenant or comply with, perform or satisfy any condition contained in this Agreement to be complied with, performed or satisfied by either such party.

6.7 Domain Name. Seller agrees to take all necessary steps within thirty (30) days after the Closing Date to cause NSI to transfer the domain name “babygenius.com” (the “Domain Name”) to Buyer using NSI’s Priority Registrant Name Change service and to comply with all procedures required by NSI for effectuating such transfer on a priority basis, including completing, executing and having notarized NSI’s Registrant Name Change Agreement – Transfer (the “Transfer Form”). Seller shall use commercially reasonable efforts to file the Transfer Form promptly following the Closing (but in no event later than the thirtieth (30th) day after the Closing Date) and to ensure that NSI effects the transfer of the Domain Name and shall notify Buyer immediately upon receipt of notification that such transfer has been effectuated. Notwithstanding the foregoing, Seller is not ensuring that NSI will have transferred the Domain Name to Buyer within thirty (30) days after the Closing Date and NSI’s failure to so transfer the Domain Name to Buyer shall not constitute a breach of this Agreement by Seller.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in Article IV that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Seller contained in Article IV that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct (or in all material respects, as applicable) in respect of, or as of, such date or period.

7.2 Performance. Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of each deliverable specified in Section 3.2.

7.3 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transaction contemplated hereby shall have expired or shall have been terminated and any other required approvals of a Governmental Authority shall have been obtained.

7.4 Related Agreements. Seller shall have executed (to the extent it is a party thereto) and delivered this Agreement, the Security Agreement, the Promissory Note, a bill of sale and Intellectual Property assignments, in each case in a form reasonably satisfactory to Buyer and Seller.

7.5 Absence of Governmental Order. No temporary or permanent Governmental Order shall be in effect that prohibits or makes unlawful consummation of the transactions contemplated hereby or that is reasonably likely to have a Material Adverse Effect.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Article V that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Buyer contained in Article V that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct (or in all material respect, as applicable) in respect of, or as of, such date or period.

8.2 Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including delivery of each deliverable specified in Section 3.3.

8.3 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated and any other required approvals of a Governmental Authority shall have been obtained.

8.4 Related Agreements. Buyer shall have executed and delivered this Agreement, the Security Agreement, the Promissory Note, a bill of sale, Intellectual Property assignment agreements and Distribution Agreement, in each case in a form reasonably satisfactory to Buyer and Seller.

8.5 Closing Certificates. Seller shall have received within 30 days of the Closing Date a certificate dated the Closing Date, signed by Klaus Moeller, confirming the matters set forth in Section 8.1 and stating that Buyer has complied with all the agreements and satisfied all of the conditions herein contained and required to be complied with or satisfied by Buyer on or prior to the Closing Date. [Seller shall have received a Secretary’s Certificate of Buyer, dated within 30 days of the Closing Date, attaching resolutions authorizing the transactions and certifying the Charter and Bylaws of Buyer and otherwise in a form reasonably satisfactory to Seller.]

8.6 Absence of Governmental Order. No temporary or permanent Governmental Order shall be in effect that prohibits or makes unlawful consummation of the transactions contemplated hereby or that is reasonably likely to result in a Material Adverse Effect on the operations, results of operations or condition (financial or otherwise) of Buyer or on the ability of Buyer to perform its obligations under this Agreement and the agreements contemplated hereby.

8.7 Other Approvals. Seller shall have received all required approvals from third parties.

8.8 Board Approval. Seller shall have received approval from its Board of directors.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. All representations and warranties of Seller and Buyer and their Affiliates contained in this Agreement (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the consummation of the transactions contemplated hereby for six (6) months unless such representations and warranties expire earlier by their terms.

9.2 Indemnification by Seller. Except as otherwise limited by this Article IX, Seller shall indemnify and hold harmless Buyer, its subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Buyer Indemnified Parties (hereinafter a “Buyer Loss”), arising out of or resulting directly or indirectly from:

(a) any breach of any representation or warranty of Seller in this Agreement; and

(b) any breach of any covenant, obligation or agreement of Seller in this Agreement.

9.3 Indemnification by Buyer. Except as otherwise limited by this Article IX, Buyer shall indemnify and hold harmless Seller, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Seller Indemnified Parties (hereinafter a “Seller Loss”), in the aggregate, arising out of or resulting directly or indirectly from:

(a) any breach of any representation or warranty of Buyer in this Agreement (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement, or made in connection herewith or therewith); and

(b) any breach of any covenant, obligation or agreement of Buyer in this Agreement (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments or undertakings furnished pursuant to this Agreement or made in connection herewith and therewith).

9.4 General Indemnification Provisions.

(a) For the purposes of this Section 9.4, the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled,

to be indemnified, pursuant to the provisions of Section 9.2 or 9.3, as the case may be; the term “Indemnitor” shall refer to the Person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to Seller Losses or Buyer Losses, as the case may be.

(b) Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (subject to the last sentence of this subsection). The obligations and Liabilities of any party under this Article IX with respect to Losses arising from claims, assertions, events or proceedings of any third party (including claims by any assignee or successor of the Indemnitee or any Governmental Authority), which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and be subject to the following additional terms and conditions: If any Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Loss (without limitation) that may result from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within fifteen (15) calendar days of the receipt of notice of such Third Party Claim from Indemnitee, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Indemnitor in such Action, in which event the Indemnitee shall be entitled to direct the defense of such Action with separate counsel of its choice reasonably acceptable to the Indemnitor. The reasonable fees and expenses of any such separate counsel shall be borne by the Indemnitor. In the event that the Indemnitor exercises its right to undertake the defense against any Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at Indemnitor’s expenses, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves (i) the payment of money only either by a party other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Indemnitor, (ii) the unconditional release from all related liability of the Indemnitee, (iii) the imposition of no condition or limitation on Indemnitee’s on-going business, and (iv) no adverse impact on Indemnitee’s reputation, may be settled by the Indemnitor without the written consent of the Indemnitee. In the event that an Indemnitee reasonably determines, and gives notification to the Indemnitor, that the failure to resolve a Third Party Claim is having a Material Adverse Effect on the Indemnitee’s on-going business, and as a result the Indemnitee wishes to propose a settlement of the Third Party Claim and the third party will unconditionally release the Indemnitor from any and all Liabilities relating to or arising from such Third Party Claim, then the Indemnitor shall not unreasonably withhold its consent to such settlement; provided, however, that this provision shall not apply if the Indemnitee is entitled to direct the defense of such Action pursuant to this Section and the Indemnitee has exercised such right. If the Indemnitor does not consent to such settlement, the Indemnitee may settle the Third Party Claim on the terms proposed without discharging the Indemnitor from its liability hereunder with respect to such Third Party Claim. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee’s right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

(c) Payment by an Indemnitee to a third party with respect to a Loss shall not affect such Indemnitee’s rights to indemnification pursuant to this Article IX.

ARTICLE X

TAX MATTERS

10.1 Allocation of Purchase Price. As soon as practicable after the Closing Date, and in any event within sixty (60) days of such date, Seller shall prepare and submit to Buyer a computation of the sale price of the Assets in accordance with the terms hereof and the allocation of such sales price among such Assets. Buyer shall have full opportunity to review such allocation for twenty (20) days after receipt of such allocation from Seller. Buyer may dispute any items in the allocation. Unless Buyer delivers notice to Seller on or prior to the twentieth (20th) day after receipt by Buyer of the allocation specifying any dispute with the allocation, Buyer shall be deemed to have accepted and agreed to the allocation, and the allocation shall be final. If Buyer so notifies Seller of any objection to the allocation, Seller and Buyer shall, within ten (10) days following such notice of dispute, attempt to resolve their differences and any resolution by them as to any disputed items shall be final, conclusive and binding on the parties. If at the end of the resolution period there remain any disputed items, then all such remaining disputed items shall be submitted to an independent third party mutually acceptable to both parties for resolution. Such independent party shall resolve any disputed items within thirty (30) days of its appointment thereby and resolution by such independent party shall be conclusive, binding and final on the parties hereto. For purposes of determining Buyer’s basis in the Assets and gain or loss recognized by Seller with respect to the sale of the Assets to Buyer, Buyer and Seller covenant and agree that the aggregate purchase price shall be allocated by them and their Affiliates among the Assets consistent with the allocation, and the parties further agree that they and their Affiliates shall file all tax returns and related forms (including, without limitation, Form 8594) in accordance with the final allocation and shall not make any inconsistent written statement or take any inconsistent position on any tax returns, in any refund claims, or during the course of any Internal Revenue Service or other tax audit.

10.2 Taxes Relating to Transactions Contemplated by This Agreement. The responsibility for all sales and use taxes imposed in connection with the transfer of the Assets, whether such taxes are assessed initially against Seller or Buyer or any Affiliate of Buyer, be borne equally by Seller and Buyer.

ARTICLE XI

GENERAL PROVISIONS

11.1 Fees and Expenses. Each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

11.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

(a)	If to Seller:	Genius Products, Inc.
Attn: Michel Urich
740 Lomas Santa Fe Drive, #210
Solana Beach, CA 92075

With a copy to:

(b)	If to Buyer:

With a copy to:

11.3 Disclosure Schedule. Disclosure of any matter in the Disclosure Schedule shall not be deemed to imply that such matter is or is not material. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

11.4 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. Dollars.

11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of statute, law, regulation, Governmental Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In such event, any such term or provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

11.6 No Third Party Beneficiaries. Other than as set forth in Section 9.2 and 9.3, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.7 Amendment, Other Remedies and Waiver.

(a) This Agreement may not be amended, modified or waived except by an instrument in writing signed by Seller and Buyer.

(b) The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c) Neither the failure nor any delay by any part in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Further Assurances. Each of Buyer and Seller agrees to (a) cooperate fully with the other party, (b) execute such further instruments, documents and agreements, and (c) give such further written assurances as may be reasonably requested by Buyer or Seller, as the case may be, to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. If at any time and from time to time after the Closing Date (without limitation as to time or otherwise) Buyer reasonably determines that all of Seller’s rights, title and interests in and to an Asset have failed to be fully transferred and conveyed in accordance with this Agreement to Buyer or an Affiliate thereof, as the case may be, then Seller shall cause such Asset to be transferred and conveyed to Buyer or an Affiliate thereof in accordance with this Agreement as soon as reasonably practicable after notice from Buyer to Seller. If requested by Buyer, Seller shall prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights or benefits that are transferred to Buyer and its Affiliates by this Agreement and that require prosecution or enforcement in the name of Seller. Any prosecution or enforcement of claims, rights or benefits under this Section 11.9 shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a material breach of this Agreement by Seller. Following the Closing Date, Seller shall refer to Buyer or its Affiliates, as appropriate, as promptly as practicable, any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Assets and the Business.

11.9 Mutual Drafting. This Agreement is the joint product of Buyer and Seller and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Seller and shall not be construed for or against any party hereto.

11.10 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to its choice of law principles). Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of California, and (b) the United States District Court for the Southern District of California

for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of California or in the Supreme Court of the State of California. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. Registered Mail to such party’s respective address set forth in Section 11.2 shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this section 11.11. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of California, or (ii) the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.12 Public Announcements. Except as required by law, neither Buyer nor Seller nor the representatives of either of them shall issue to the media any news release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. The foregoing notwithstanding, any such new release or public announcement may be made if required by applicable law including, without limitation, the Exchange Act, provided that the party required to make such news release or other public announcement shall confer with the other party concerning the timing and content of such news release or other public announcement before the same is made. Buyer and Seller will consult with each other concerning the means by which employees, customers and suppliers and others having dealings with Seller with respect to the Business will be informed of the transactions contemplated hereby, and Buyer shall be allowed to have present for any such communication a representative of Buyer.

11.13 Entire Agreement. This Agreement, together with all schedules (including, without limitation the Disclosure Schedule) and exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among Buyer and Seller with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein.

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENIUS PRODUCTS, INC., a Delaware corporation, SELLER

By:	/s/ Trevor Drinkwater
Trevor Drinkwater Chief Executive Officer

By:	/s/ Klaus Moeller
Klaus Moeller an individual, BUYER